Exhibit 1.23

PRESS RELEASE

Stezzano, 25 January 2024

Brembo’s Cross-Border Conversion

Dutch notarial deed of Cross-Border Conversion executed today

Transaction carried out with effectiveness deferred to the day following the date of the Shareholders’ Meeting called to approve the 2023 Financial Statements

Further to the press release dated 12 January 2024, with regard to the cross-border conversion approved by the Extraordinary Shareholders’ Meeting of Brembo S.p.A. (“Brembo” or the “Company”) held on 27 July 2023 (the “Cross-Border Conversion” or the “Transaction”), Brembo announces that today the Dutch notarial deed was executed, by which the Transaction was finally carried out. The deed envisages, inter alia, that the Transaction will be effective as of the day following the date of the Shareholders’ Meeting of Brembo called on 23 April 2024 to approve the Company’s Financial Statements for the year ended 31 December 2023.

It is recalled that the payment of the liquidation value to those who validly exercised the withdrawal right, as well as the crediting and transfer of the purchased shares, will be effected on 31 January 2024, in accordance with the terms set forth in Article 2437-quater, paragraph 4, of the Italian Civil Code, through the Monte Titoli system via the depositary intermediaries, without the need for any action by the shareholders who have exercised the withdrawal right, as well as by shareholders who have exercised their option and pre-emption rights (provided that they have first made available to their intermediaries the funds required to pay the price of the shares purchased through the exercise of the option and withdrawal rights).

For further information on the Cross-Border Conversion, reference is made to the press release dated 12 January 2024, to the Illustrative Report to the Shareholders' Meeting and the related minutes, as well as to all the previous press releases issued by the Company in this regard.

This press release is available on the Company’s website at www.brembo.com, as well as on the authorised storage system 1info-storage at www.1info.it.

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DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.
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For information:	Laura Panseri – Head of Investor Relations Brembo
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it

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